SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 21, 2000

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing the opening of a LasikPlus vision correction center in Tokyo, Japan.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated June 21, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: June 21, 2000	By: /s/ Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Contacts:	Alan H. Buckey, CFO	The Dilenschneider Group
	LCA-Vision Inc.	Joel Pomerantz (Media)
	(513) 792-9292	Ken DiPaola (IR)
(212) 922-0900

LASIKPLUS ANNOUNCES GRAND OPENING IN TOKYO, JAPAN

CINCINNATI, June 21, 2000 -- LCA-Vision Inc. (NASDAQ NM:LCAV), a leading international provider of laser vision correction services, today announced that Japan's Rei Corporation will open the nation's first LasikPlus laser vision correction center tomorrow, June 22, in Tokyo, less than five months after official approval of the procedure by the Japanese Ministry of Health and Welfare.

The privately-held Rei Corporation, one of Japan's largest operators of outpatient aesthetic and dermatological laser surgery clinics, signed a licensing agreement in March, 2000 with LCA-Vision for exclusive rights to the company's LasikPlus brand name in Japan. Rei expects to open two more state-of-the-art LasikPlus centers in Tokyo during the next several months before launching a major national rollout.

LCA-Vision will receive a licensing fee for each center opened by Rei plus a percentage of gross annual revenues. The Japanese firm, which has already kicked off a multi-media marketing campaign to support the launch of its first Tokyo LasikPlus facility, also plans eventually to aggressively promote laser vision correction throughout the nation of 110 million.

As part of the agreement, LCA-Vision has been providing broad administrative, marketing, and medical support and counsel to Rei including training of the company's ophthalmologists and staff at LasikPlus' U.S. centers.

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LCA-Vision Chairman and CEO Stephen Joffe, in Japan to attend the formal opening ceremonies tomorrow, commented: "Japan is, we believe, the second largest potential world market for laser vision correction after the U.S -- a market currently in its infancy, equivalent to the U.S. in late 1995 when the FDA first approved laser vision correction, and ready to take off.

"It is also a perfect market for laser vision correction with a very large and well-educated population and very high per capita income. The Rei Corporation, a highly-respected, notably successful Japanese provider of laser-based surgery services, is the ideal licensee. It has in-depth knowledge and understanding of the Japanese marketplace and recognizes the value of a strong brand name like LasikPlus."

K. Nakanishi, Chairman, President, and CEO of the Rei Corporation, added: "We are pleased to be associated with a distinguished company like LCA-Vision, which has been a pioneer and a leader in patient acceptance of laser vision correction in the United States. With their excellent model, the powerful LasikPlus brand, and our own professional and marketing skills, we anticipate early patient acceptance of the procedure in Japan and rapid growth."

The Rei Corporation will use the LasikPlus name, processes, systems, methods, quality assurance outcomes, and lifetime guarantees. It will not, however, offer the same value pricing as LasikPlus does in the U.S. In Japan, the price will be approximately $6,000 for the procedure.

For additional information, please visit our websites at www.lca-vision.com and www.lasikplus.com.

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This release contains forward-looking statements that are subject to risks and uncertainties including but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.